Exhibit 107
Calculation of Filing Fee Tables
S-8
(Form Type)
ICON PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, EUR 0.06 par value per share	Rule 457(h)	2,500,000	$231.615	$579,037,500.00	0.0001531	$88,650.64
Total Offering Amounts					$579,037,500.00		$88,650.64
Total Fee Offsets							—
Net Fee Due							$88,650.64

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement shall also cover an indeterminate number of Ordinary Shares that may, with respect to the Ordinary Shares registered hereunder, become issuable under the ICON plc 2013 Employees Restricted Share Unit Plan (as amended and restated effective as of November 6, 2024) (the RSU Plan) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without ICON plcs receipt of consideration that results in an increase in the number of outstanding Ordinary Shares in accordance with the provisions of the RSU Plan.

(2)    Estimated solely for the purpose of calculating the registration fee, computed in accordance with Rule 457(c) and 457(h)(1) under the Securities Act, on the basis of the average of the high and low sales prices of the Ordinary Shares, as reported on The NASDAQ Global Select Market for October 24, 2024.